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                                                                    EXHIBIT 10.5

         THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND THUS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                                 PROMISSORY NOTE

$1,833,333.00                                                    April 1, 1998

         FOR VALUE RECEIVED, Brentwood-Lexford Partners, LLC, a Texas limited liability company, ("Brentwood") and Lexford Property Management, Inc., an Ohio corporation ("LPM" and, together with Brentwood, collectively "Maker"), jointly and severally promise to pay to Lexford Properties, Inc., a Texas corporation ("Payee"), the principal sum of ONE MILLION EIGHT HUNDRED THIRTY THREE THOUSAND THREE HUNDRED THIRTY THREE DOLLARS ($1,833,333.00) with interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal sum hereof payable as set forth below in Paragraph 1. This Note is being issued by Maker to Payee pursuant to a Stock Purchase Agreement among Payee, Brentwood, Lexford Residential Trust, LPM, Stanley R. Fimberg, FSC Realty, LLC ("FSC Realty"), Ralph V. Williams, and Bruce Woodward (the "Agreement").

         1. PAYMENT OF INTEREST. The unpaid principal balance of this Note will bear interest, commencing on the date hereof, at a rate determined according to the following schedule (the "Interest Rate"). Accrued and unpaid interest will be payable annually on each anniversary date of this Note, commencing on April 1, 1999.

         (a) Until April 1, 2000, the Interest Rate per annum shall be fixed at six percent (6%); and

         (b) Beginning April 1, 2000 and thereafter so long as any principal balance of this Note is outstanding, the Interest Rate per annum shall be fixed at eleven percent (11%).

         2. REPAYMENT OF PRINCIPAL. The principal balance of this Note, together with all accrued and unpaid interest thereon, will be payable in nine equal installments of Two Hundred Three Thousand Seven Hundred Three and 66/100 Dollars ($203,703.66) each (except that the final payment shall be Two Hundred Three Thousand Seven Hundred Three and 72/100 Dollars ($203,703.72)) ("Scheduled Principal Payments") commencing on April 1, 2000 and thereafter on April 1 of each subsequent year until April 1, 2008 (the "Maturity Date"). Maker shall have the right at any time or from time to time to prepay all or any part of the principal balance of this Note then outstanding, plus interest accrued on the amount so prepaid to the date of such prepayment. Each prepayment will be applied to the principal installments in the inverse order of maturity.



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         3. EVENTS OF DEFAULT. If one or more of the following events occurs, namely:

                  (a) A failure in the payment of any installment of interest on or the principal of this Note or any part thereof on the date the same is due which failure continues uncured for a period of at least five
         (5) days (a "Delinquency"); or

                  (b) A Change in Control (as defined below) of Maker; or

                  (c) A breach of any covenant contained in Section 4 of this Note; or

                  (d) A breach by Brentwood of any additional agreements contained in Section 5 of the Agreement; or

                  (e) Brentwood or LPM (i) admits in writing its inability to pay its debts as they come due, or makes a general assignment for the benefit of creditors; (ii) commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or (iii) takes any corporate or other action to authorize any of the actions set forth above in this Paragraph 3(e); or

                  (f) Any case, proceeding or other action against Brentwood or LPM is commenced seeking to have an order for relief entered against such entity as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of such entity or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action is not dismissed for a period of sixty (60) days following commencement;

(each, an "Event of Default") then upon the written notice of Payee in the case of an Event of Default under Sections 3(a), 3(c), or 3(d) above, and without any action taken by Payee in the case of an Event of Default under Sections 3(b), 3(e) or 3(f) above, the entire aggregate principal amount of this Note will become immediately due and payable, together with all accrued and unpaid interest thereon.

         4.       COVENANTS OF MAKER.

                  (a) Neither Brentwood nor LPM will make any changes to its fiscal year which, as of the date hereof, ends December 31 of each year.

                  (b) Maker will not incur any Indebtedness (on a consolidated basis) which ranks pari passu with, or senior to, the Indebtedness under this Note, other than Permitted Indebtedness. Junior Indebtedness may be incurred only if expressly subordinated to the Indebtedness under this Note on terms satisfactory to Payee.


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                  (c) Maker will not create, assume or suffer to exist any Lien upon any of its property or assets whether now owned or hereafter acquired, other than Permitted Liens.

                  (d) Other than from Excess Cash Flow, Maker will not (i) declare dividends or pay cash or other distributions upon any of Maker's capital stock, or (ii) purchase or redeem any shares of capital stock, notes, or other securities from its shareholders. However, if there is a Delinquency, Maker shall not make such distributions or purchases even from Excess Cash Flow.

                  (e) Maker will not make compensation, consulting or other similar payments directly or indirectly, to FSC Realty, Stanley R. Fimberg, Ralph V. Williams, and Bruce Woodward or any of their respective affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934), as employees of or consultants to Maker or otherwise, in excess of $250,000 in the aggregate during any fiscal year. Nothing in this
         Section 4(e) shall prohibit the payment of a one percent (1%) asset management fee to FSC Realty (nor shall such fee be included in the foregoing $250,000 limitation) pursuant to the terms of management agreements of the nature and type described in the second sentence of
         Section 5.8 of the Agreement, so long as Maker retains a management fee at least equal to three percent (3%) of gross receipts from properties subject to such management agreements.

                  (f) Other than from Excess Cash Flow, Maker will not make any principal or interest payments with respect to any Indebtedness which ranks junior to the Indebtedness under this Note. However, if there is a Delinquency, Maker shall not make such payments even from Excess Cash Flow.

                  (g) Except for in connection with a Change in Control, Maker will not sell, transfer or otherwise dispose of any of its assets except for inventory and obsolete equipment which is no longer useful in the ordinary course of business.

                  (h) Maker will not make Capital Expenditures in excess of $25,000 except for the Capital Expenditures set forth in the annual capital expenditures budget previously provided to and approved by Payee.

                  (i) Maker shall preserve and maintain at all times its existence and good standing as a limited liability company under the laws of the State of Texas.

                  (j) So long as any principal or interest is outstanding under this Note, Maker shall furnish to Payee:


                           (i) within forty-five (45) days after the end of each
                  of the fiscal quarters of Maker, Maker's balance sheet as of the end of such period and a statement of income (loss) for the quarter and fiscal year-to-date period, all prepared on a cash basis and in form and detail satisfactory to Payee and certified as true, accurate and

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                  complete by the chief financial officer of Maker or, if Maker does not have a chief financial officer, by an officer of Maker performing substantially similar functions;

                           (ii) within ninety (90) days after the end of each
                  fiscal year of Maker, Maker's balance sheet and statement of income (loss), shareholder's equity and cash-flow for that period, together with a certificate by the chief financial officer of Maker certifying as to the accuracy and completeness of such financial statements and setting forth the determination of Excess Cash Flow in accordance with this Note for that year prepared in accordance with GAAP, and in form and detail satisfactory to Payee;

                           (iii) within ten (10) days of Payee's written
                  request, such other information about the financial condition, properties and operations of Maker as Payee may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to Payee certified by the chief financial officer of Maker or, if Maker does not have a chief financial officer, by an officer of Maker performing substantially similar functions; and

                           (iv) sixty (60) days prior to January 1 of each year,
                  Maker must provide Payee with a Capital Expenditures budget for the upcoming fiscal year, which budget is subject to Payee's approval.

         5. DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

                  (a) "ADJUSTABLE DEBT LEVEL" means, during the year 1998, an amount equal to 80% of the Capital Expenditures approved by Payee for 1998. During the year 1999, an amount equal to 70% of the aggregate Capital Expenditures approved by Payee for 1998 and 1999. During the year 2000, an amount equal to 60% of the aggregate Capital Expenditures approved by Payee for 1998, 1999 and 2000. During the year 2001 and thereafter so long as any principal balance of this Note is outstanding, an amount equal to 50% of the aggregate Capital Expenditures approved by Payee for the then current year and the four
         (4) prior years.

                  (b) "ADJUSTED EBITDA" means, for any period, the sum of the amounts for such period of Maker's (i) Net Income, (ii) provisions for taxes based on income (whether such provision is with respect to taxes of Maker or, if Maker is a flow through entity for federal and/or state income tax purposes, any permitted distributions to shareholders to fund any income tax liabilities that may occur solely as a result of such flow through status), (iii) Interest Expense, (iv) total depreciation expense, (v) total amortization expense and (vi) other non-cash items reducing Net Income LESS other non-cash items increasing Net Income, all of the foregoing as determined in conformity with GAAP.

                  (c) "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability and including that portion of capital leases which are capitalized on the balance sheet of Maker) by Maker during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the statement of cash flows of Maker.

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                  (d)      "CHANGE IN CONTROL" means:

                           (i) The failure of FSC Realty and Ralph V. Williams
                  (the "Primary Shareholders") to beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, securities representing a majority of the then outstanding voting securities of Maker entitled to vote generally in the election of directors, managers or their equivalent members of Maker's governing body (the "Outstanding Maker Voting Securities"); provided, however, that the transfer by FSC Realty or Maker of securities representing up to ten percent (10%) of the then Outstanding Maker Voting Securities to certain key employees of Brentwood will not result in a Change in Control; or

                           (ii) Approval by the shareholders or members of Maker
                  of a reorganization, merger or consolidation (a "Business Combination") in each case, unless, following such Business Combination, the Primary Shareholders beneficially own, directly or indirectly, a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, managers or their equivalent members of Maker's governing body of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns Maker through one or more subsidiaries); or

                           (iii) Approval by the shareholders or members of
                  Maker of (A) a complete liquidation or dissolution of Maker or
                  (B) the sale, lease or other disposition of any material portion of the assets of Maker. Notwithstanding anything in this Note to the contrary, it shall not be a Change in Control for LPM to be dissolved and liquidated or merged into Brentwood and to the extent such action would otherwise require Payee's consent, Payee hereby grants such consent.

                  (e) "CONTINGENT OBLIGATION" means any agreement, undertaking or arrangement to assume, guarantee, endorse, agree to purchase or provide funds for the payment of, or otherwise become or be liable upon, the obligation or liability of any other person or entity or to maintain the net worth or working capital or other financial condition of any other person or entity, or otherwise assure any creditor of such other person or entity against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for, or reimbursement agreement relating to, a letter of credit.

                  (f) "EXCESS CASH FLOW" means, for any period, Adjusted EBITDA for that period LESS the sum for that period of (i) Interest Expense to the extent paid in cash, (ii) income tax expense to the extent actually paid in that period or, if Maker is a flow through entity for federal and/or state tax purposes, distributed in that period to shareholders to fund any income tax liabilities that may occur solely as a result of such flow through status, (iii) Capital Expenditures to the extent actually made, and (iv) (without duplication after


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         giving pro forma effect, however, to Scheduled Principal Payments)
         repayments of Total Debt to the extent actually made in that period.

                  (g) "GAAP" means generally accepted accounted principles, consistently applied, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

                  (h) "INDEBTEDNESS" means, for any person or entity (excluding in all cases trade payables payable in the ordinary course of business by such person or entity), (i) all obligations for borrowed money, direct or indirect, incurred, assumed or guaranteed, (ii) all obligations for the deferred purchase price of capital assets, (iii) all obligations under conditional sales or other title retention agreements, (iv) all reimbursement obligations (contingent or otherwise) under any letter of credit, bankers acceptance, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) all lease obligations which have been or should be capitalized on the books of such person or entity in accordance with GAAP, (vi) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such person or entity to finance its operations or capital requirements and (vii) Contingent Obligations, except for Maker's endorsement of checks payable to Maker.

                  (i) "INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of Maker with respect to all outstanding indebtedness of Maker.

                  (j) "LIEN" means any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

                  (k) "NET INCOME" means, for any period, the net income (or loss) of Maker for such period taken as a single accounting period determined in conformity with GAAP.

                  (l) "PERMITTED INDEBTEDNESS" means Indebtedness, not in excess of the Adjustable Debt Level in the aggregate outstanding at any one time, incurred in connection with Maker's acquisition or use of fixed assets in arms-length transactions in the ordinary course of Maker's business.

                  (m) "PERMITTED LIENS" means (i) Liens for taxes not yet due or which are being actively contested in good faith by Maker by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) other statutory Liens incidental to the conduct of Maker's business or the ownership of its property and assets which (A) were not incurred in connection with the borrowing of money or the obtaining of advances


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         or credit, and (B) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operations of its business; (iii) purchase money or other Liens on fixed assets (but no other tangible or intangible assets) securing the Permitted Indebtedness incurred in connection with the acquisition or use of such assets in arms-length transactions in the ordinary course of Maker's business; or (iv) any mortgage, security interest or Lien securing all or any portion of the indebtedness under the Note.

                  (n) "TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Maker.

         All accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect from time to time, including, without limitation, applicable statements, bulletins, and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations, and statements issued by the American Institute of Certified Public Accountants or its committees. When used herein, the term "financial statements" shall include the notes and schedules thereto.

         6. NOTICE; REGISTERED FORM. Any notice or communication given under this Note will be in writing and be hand delivered, mailed by registered or certified mail, postage prepaid, delivered by facsimile (with a telephonic confirmation or answer-back) or by overnight courier as follows:

                           (i)      If to Maker:

                                    FSC Realty, LLC
                                    977 Wilshire Boulevard, Suite No. 710
                                    Beverly Hills, CA  90212
                                    Facsimile No.: (310) 278-4711
                                    Attention: Stanley R. Fimberg
With copies to:                     Ralph V. Williams
                                    8615 Freeport Parkway, Suite No. 200
                                    Irving, TX  75063
                                    Facsimile No.: (972) 979-1465

                                    and

                                    Bruce Woodward
                                    8615 Freeport Parkway, Suite No. 200
                                    Irving, TX  75063
                                    Facsimile No.: (972) 979-1465

                                    and

                           (ii)     If to Payee to:

                                    Lexford Properties, Inc.


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                                    The Huntington Center
                                    41 South High Street, Suite No. 2410
                                    Columbus, OH  43215
                                    Facsimile No.:  (614) 225-1100
                                    Attention: General Counsel

With a copy to:                     Benesch, Friedlander, Coplan & Aronoff LLP
                                    2300 BP America Building
                                    200 Public Square
                                    Cleveland, Ohio  44114
                                    Facsimile No.: (216) 363-4588
                                    Attention:  Dominic A. DiPuccio

or at such other address as hereafter will be furnished in writing by the addressed party to the other party. Delivery by hand will be deemed given when personally delivered; delivery by registered or certified mail will be deemed given three (3) business days after the same is posted; delivery by facsimile will be deemed given when confirmation is received; and delivery by overnight courier will be deemed given the first business day following the date of timely deposit with such courier.

         7. REPLACEMENT OF NOTE. On receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, on delivery of an indemnity agreement and/or security satisfactory in form and amount to Maker or, in the case of any such mutilation, on surrender and cancellation of such Note, Maker at its expense will execute and deliver, in lieu thereof, a new Note of like tenor.

         8. WAIVER; MODIFICATIONS IN WRITING. No failure or delay on the part of Payee in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Payee at law, in equity or otherwise. Any provision of this Note may be waived by or on behalf of Payee, and this Note may be amended, provided such waiver or amendment is approved and signed by Maker and Payee.

         9. GOVERNING LAW. This Note will be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the choice of law principles thereof.


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         10. HEADINGS. The headings in this Note are for the convenience of reference only and will not affect the construction of this Note.


         IN WITNESS WHEREOF, this Note is executed by a duly authorized officer of the undersigned as of the date and year first above written.

                                       Brentwood-Lexford Partners, LLC
                                       By: FSC Realty, LLC, its Managing Member

                                       By:      /s/ Stanley R. Fimberg
                                          -------------------------------------
                                       Name:    Stanley R. Fimberg
                                            -----------------------------------
                                       Its:     Managing Member
                                          -------------------------------------


                                       Lexford Property Management, Inc.


                                       By:      /s/ Stanley R. Fimberg
                                          -------------------------------------
                                       Name:    Stanley R. Fimberg
                                           ------------------------------------
                                       Its:     President
                                           ------------------------------------


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